UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 17, 2005

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-25867	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 NE 136th Avenue

Vancouver, Washington 98684

(Address of principal executive offices and zip code)

(360) 694-7722

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Nautilus, Inc. (“Nautilus”) has entered into an agreement and plan of merger dated as of June 17, 2005 (the “Merger Agreement”) by and among Nautilus, DashAmerica, Inc. d/b/a Pearl Izumi USA, Inc. (“Pearl Izumi USA”), PI Acquisition Company, Inc. (the “Acquisition Company”), and DAI Escrow Holdings.

The Merger Agreement provides that the Acquisition Company will merge with and into Pearl Izumi USA, with Nautilus acquiring 100% of the issued and outstanding capital stock of Pearl Izumi USA. The merger consideration consists of approximately $68.6 million in cash and approximately $5.4 million in assumed debt.

Pearl Izumi USA is a provider of fitness apparel and footwear for cyclists, runners and fitness enthusiasts.

The Merger Agreement provides for Nautilus to be indemnified or reimbursed for losses resulting from misrepresentations by Pearl Izumi USA or breaches of Pearl Izumi USA’s warranties and covenants set forth in the Merger Agreement. $3.5 million of the purchase price will be set aside in an escrow account for satisfaction of such losses, and will be available for a period of 18 months after the closing of the merger, subject to certain extensions.

The rights and obligations of the parties to the Merger Agreement are subject to a number of customary conditions that must be satisfied prior to the closing of the merger, including approval by holders of a majority of the outstanding shares of common stock of Pearl Izumi USA.

The Merger Agreement may be terminated and the merger may be abandoned at any time by the mutual written consent of Pearl Izumi USA and Nautilus, or by either party if the merger is not consummated by July 29, 2005, unless extended by written agreement.

On June 17, 2005, Nautilus issued a press release with respect to the acquisition. A copy of the press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description
99.1	Nautilus, Inc. Press Release, dated June 17, 2005, announcing the acquisition of Pearl Izumi USA.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

June 23, 2005 (Date)	By:	/s/ William D. Meadowcroft
William D. Meadowcroft, Chief Financial
Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Nautilus, Inc. Press Release, dated June 17, 2005, announcing the acquisition of Pearl Izumi USA.